UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): December 13, 2005


                               HOMEFED CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)


        1-10153                                            33-0304982
(Commission File Number)                       (IRS Employer Identification No.)


1903 WRIGHT PLACE, SUITE 220, CARLSBAD, CALIFORNIA                 92008
     (Address of Principal Executive Offices)                    (Zip Code)


                                  760-918-8200
              (Registrant's Telephone Number, Including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Section 8
Item 8.01 Other Events


As discussed in the 2004 Form 10-K filed by HomeFed Corporation (the "Company"), the City of Chula Vista has been considering a General Development Plan Amendment for the overall Otay Ranch area. On Tuesday December 13, 2005, the Chula Vista City Council adopted an amendment to the General Development Plan ("GDP"), which modified land use designations in the Otay Ranch area, including land owned by subsidiaries of the Company. The impact of the amended GDP on the Company is discussed below.

The GDP amendment increased the development potential for a parcel of approximately 300 contiguous acres owned by Otay Land Company. The number of residential dwelling units was increased to 1,800 from 800, and approval of up to 300,000 square feet of retail neighborhood commercial center was retained. The GDP amendment also reclassified fifteen acres of property owned by the Company's subsidiary, Flat Rock Land Company from "Active Recreation- Open Space" to "Recreation Oriented Mixed Use Commercial." This acreage is part of the approximately thirty acres owned by Flat Rock Land Company that is currently the subject of a previously disclosed environmental remediation study for activities conducted on the property prior to the Company's ownership. Although the Company believes that this reclassification could result in an increase in the value of these 15 acres, the Company does not expect that the increase in value will be sufficient to offset the cost of remediation. In addition to the completion of the environmental remediation of the reclassified acreage, subsequent entitlements will be needed prior to development of the Company's property in Otay Ranch.

The City Council deferred action with respect to a second parcel of approximately 300 net acres owned by Otay Land Company. The pending GDP amendment for this parcel proposed an increase from 2,080 to 4,200 residential dwelling units, and an increase of commercial development from approximately 1.2 million square feet to approximately 1.5 million square feet. The Council deferred action on amending the GDP relating to this parcel for a period of 120 days. This deferral period is intended, among other things, to give the City of Chula Vista staff, Otay Land Company and another land owner time to reach agreement concerning land use surrounding a planned university, regional technology park and adjacent parts of Otay Ranch. The Company is unable to predict the impact the ultimate resolution of these matters will have, nor can any assurance be given that the City Council will approve the currently pending amendment to the General Development Plan.


Through its subsidiaries, the Company currently owns approximately 3,165 acres in Otay Ranch, of which the total developable area is approximately 815 acres, including 170 acres of land designated as "Limited Development Area and Common Use Area." The remaining approximately 2,350 acres are designated as various qualities of non-developable open space mitigation land. After considering the changes described above, the Company's developable land is approved for 3,880 residential dwelling units, and approximately 1.5 million square feet of commercial space. At the expiration of the 120 day deferral period, if the City Council approves the proposed amendment for the changes in the remaining parcel described above, then the Company's developable land would be approved for an aggregate of 6,000 residential dwelling units, and approximately 1.8 million square feet of commercial space.

Significant design and processing will be required to fully entitle the Company's property in Otay Ranch before development and sale of the finished neighborhoods to builders can begin, and there can be no assurance that the Company will be successful in receiving the entitlements necessary for any future development or that the economic environment will be favorable if entitlements are obtained. If or when development does occur, it will likely be phased based on market conditions at the time of development and progress of infrastructure improvements. As indicated in the Company's public filings, the ultimate development of projects of this type is subject to significant governmental and environmental regulation and approval and is likely to take many years.

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
                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: December 21, 2005

                                           HOMEFED CORPORATION

                                           /s/ Erin N. Ruhe
                                           ---------------------------------
                                           Name: Erin N. Ruhe
                                           Title: Vice President



























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